Exhibit 10.11

PURCHASE AND SALE AGREEMENT

by and between

Farrington Lake Apartments NF L.P.

as Seller

and

RRE Opportunity OP II, LP

as Purchaser

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of April 20, 2015 (the “Effective Date”), is made by and between Farrington Lake Apartments NF L.P., f/k/a SH Apartments NF L.P., a Delaware limited partnership (“Seller”), and RRE Opportunity OP II, LP, a Delaware limited partnership (“Purchaser”).

In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

SECTION 1. PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, transfer and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of Seller’s right, title and interest in and to that certain parcel of land (the “Land”) located in Chapel Hill, North Carolina, being more particularly described on Exhibit A attached hereto and made a part hereof, together with all buildings, structures and improvements thereon (the “Improvements”), certain tangible personal property (the “Tangible Property”) and certain intangible property (the “Intangible Property” and together with the Tangible Property, the “Personal Property”) owned by Seller and used in connection with Seller’s maintenance and operation of the Land and Improvements, all leases and other occupancy agreements affecting the Land and the Improvements (collectively, the “Leases”) set forth on the rent roll attached as Schedule 3 (the “Rent Roll”) and made a part hereof together with all security deposits paid to Seller under the Leases, to the extent in Seller’s possession at Closing, and all Service Contracts other than the Terminated Contracts (each, as defined in Section 3.2) (the Land, the Improvements, the Personal Property, the Leases and the Service Contracts other than the Terminated Contracts, herein collectively called the “Property”).

SECTION 2. PURCHASE PRICE

2.1 The purchase price for the Property shall be Forty-Six Million Seven Hundred Fifty Thousand Dollars ($46,750,000.00) (the “Purchase Price”), which shall be paid as follows:

(a) Within two (2) business days following the execution and delivery of this Agreement by Seller and Purchaser, Purchaser shall deposit with Fidelity National Title Insurance Company (the “Escrow Agent” or the “Title Company”), the amount of One Million Dollars ($1,000,000.00), which shall be held by the Escrow Agent in an interest bearing account. Such amount as shall have been deposited with the Escrow Agent pursuant to this Section 2.1, and all interest earned thereon are referred to herein collectively as the “Deposit.” The Deposit will be held pursuant to the provisions of this Agreement and subject thereto shall be paid to the Seller at Closing. At the same time as the delivery of the Deposit to the Escrow Agent, Purchaser shall deliver to the Escrow Agent, for immediate release to Seller an additional sum of $100.00 (the “Independent Consideration Amount”), which amount has been bargained for and agreed to as independent consideration for granting to Purchaser, in accordance with this Agreement, the right to purchase the Property and the Inspection Period. The Independent Consideration Amount is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events. Purchaser acknowledges and agrees that the Deposit is non-refundable in all events, except in the event that Purchaser terminates this Agreement (x) prior to the expiration of the Inspection Period and the Property is subject to: (a) a Material Environmental Issue (i.e. the Phase I ordered by Purchaser reveals a material adverse change from the condition of the property shown in the Existing Phase I Report (as defined on Schedule 1) and the Phase I report recommends a Phase II) or (b) a zoning matter which materially adversely affects Purchaser’s ability to operate the Property as a multi-family property that either complies with all applicable zoning ordinances or constititutes a pre-existing non-conforming use and would cause a lender to refuse to provide financing for the acquisition of the Property, or an encumbrance or defect in title or survey that (i) materially adversely affects Purchaser’s ability to own and operate the Property, or (ii) would cause a lender to refuse to provide financing for the acquisition of the Property (each, a “Material Title Defect”), or (y) pursuant to Section 6 or Section 7.1 hereof.

(b) The balance of the Purchase Price (i.e. the Purchase Price less the Deposit), plus or minus other adjustments required under this Agreement, shall be paid at Closing by wire transfer of funds in such amount in accordance with the written instructions delivered by Seller to Purchaser.

SECTION 3. DELIVERIES, INSPECTION AND REPRESENTATIONS

3.1 Delivery Obligations.

Seller has delivered to Purchaser, copies of the items more particularly described on Schedule 1 hereto, to the extent, if any, in Seller’s Possession; as used in this Agreement, the term “Seller’s Possession” or “Possession of Seller” shall mean and include documents maintained in Seller’s files located at Seller’s offices, at the Property or with Seller’s managing agent for the Property. At Purchaser’s request, Seller shall deliver the items listed in (1)-(8), and (10) of Schedule 1 for the period March 1, 2015- March 31, 2015 on or prior to the Closing Date, provided however, if Seller fails to do so it shall not be a default and this obligation will survive Closing.

3.2 Inspection Period.

(a) Notwithstanding any provision of this Agreement to the contrary, this Agreement and the obligations of Purchaser hereunder are contingent upon Purchaser determining the suitability of the Property in Purchaser’s sole discretion. Purchaser and Purchaser’s Representatives (as hereinafter defined) shall have a period from the date hereof until 5:00 P.M. New York time on May 4, 2015 (the “Inspection Period”) to examine the Property. Seller shall provide Purchaser and Purchaser’s Representatives reasonable access to the Property during business hours, from time to time, to conduct its due diligence on the Property, subject to the rights of tenants, and Purchaser shall not under any circumstances compromise or affect the structural integrity of the Property. Purchaser must obtain Seller’s prior written approval of the scope and method of any physically intrusive inspection, testing or investigation of the Property (other than a Phase I environmental inspection) including, but without limitation, any inspection which would involve taking subsurface borings or related investigations, and any inspection which would alter the physical condition of the Property. Seller and its representatives, agents, and/or contractors shall have the right to be present during any testing, investigation, or inspection of the Property. In no event shall Purchaser or any of its agents, representatives or independent contractors contact any tenant at the Property, any governmental agencies having jurisdiction over the Property (except for a status of notices of violations, if any, and a confirmation of the zoning status of the Property and the existence of the certificates of occupancy or their equivalent), or Seller’s vendors directly without Seller’s prior written approval. As soon as reasonably practicable following execution and delivery of this Agreement, Purchaser shall, at Purchaser’s sole cost and expense, obtain a non-invasive Phase I environmental inspection of the Property (the “Phase I”). If prior to the expiration of the Inspection Period, Purchaser determines that the Property is not suitable to Purchaser for any reason or for no reason, then Purchaser shall give written notice thereof (the “Termination Notice”) to Seller and the Escrow Agent prior to the close of business of the last day of the Inspection Period, and (x) if the Property has a Material Environmental Issue, a specific description of such issue together with a copy of the Phase I report, and (y) if the Property has a Material Title Defect, a specific description of such defect (each of (x) and (y), as applicable, a “Defect Statement”). If Purchaser timely advises Seller and the Escrow Agent that it elects not to proceed with this transaction, and Purchaser fails to deliver together with the Termination Notice the required Defect Statement, the Escrow Agent shall deliver the Deposit to Seller, provided however, if Purchaser delivers a Defect Statement together with the Termination Notice and the Property has either a Material Environmental Issue or a Material Title Defect as reasonably determined by Purchaser and Seller following receipt of the Termination Notice and the Defect Statement, the Deposit shall be delivered to Purchaser, and thereafter this Agreement shall be terminated and neither party shall have any further rights or obligations hereunder except for such obligations which are expressly stated herein to survive the Closing or termination of this Agreement (the “Surviving Obligations”). TIME SHALL BE OF THE ESSENCE with respect to this Section 3.2(a), and if the Termination Notice shall not be timely given to the Seller and the Escrow Agent by the expiration of the Inspection Period, this Agreement shall remain in full force and effect in accordance with its terms.

On or before the expiration of the Inspection Period, Purchaser may deliver written notice to Seller (the “Service Contracts Notice”) specifying any service or maintenance agreements relating to the maintenance and operation of the Property (collectively, the “Service Contracts”) with respect to which Purchaser desires to have Seller deliver notices of termination at the Closing (the “Terminated Contracts”); provided that (i) the effective date of such termination after Closing shall be subject to the express terms of such Terminated Contracts, (ii) if any such Service Contract cannot by its terms be terminated, it shall be assumed by Purchaser and not be a Terminated Contract, (iii) to the extent that any such Terminated Contract requires payment of a penalty or premium for cancellation, Purchaser shall pay any cancellation fees or penalties, and (iv) Purchaser shall not be obligated to assume any Service Contract for which the required consent to assignment was not obtained by Closing or a copy was not provided to Purchaser during the Inspection Period. If Purchaser fails to deliver the Service Contracts Notice on or before the expiration of the Inspection Period, there shall be no Terminated Contracts and Purchaser shall assume all Service Contracts at the Closing.

(b) Purchaser agrees that, prior to undertaking any right of access to the Property, Purchaser and Purchaser’s agents accessing the Property will obtain with a company licensed to do business in the state where the Property is located Statutory Workers Compensation and

Employers Liability insurance for all of Purchaser’s employees, and not less than Three Million and 00/100 ($3,000,000.00) Dollars comprehensive general liability insurance with a contractual liability endorsement, which insures Purchaser’s indemnity obligations hereunder and which names Seller and, if applicable, Seller’s property manager at the Property, as insureds thereunder, insuring all activity and conduct of Purchaser and Purchaser’s Representatives (as hereinafter defined) while exercising any right of access to the Property. A copy of such certificate evidencing same (any such certificate to provide detailed information as to the coverages provided by the underlying policy(ies)) shall be provided by Purchaser to Seller prior to undertaking any inspections under this Agreement. Such insurance coverage shall be maintained by Purchaser for a period of no less than one (1) year after the Closing or any termination of this Agreement for any reason. Purchaser represents and warrants that it carries not less than Three Million ($3,000,000) Dollars commercial general liability insurance with contractual liability endorsement which insures Purchaser’s indemnity obligations.

(c) All information provided by Seller to Purchaser or obtained by Purchaser relating to the Property in the course of Purchaser’s review, including, without limitation, any environmental assessment or audit, if any (collectively, the “Reports”) shall be treated as confidential information by Purchaser and Purchaser shall instruct all of its employees, agents, representatives, contractors, equity investors and lenders (jointly and severally, “Purchaser Representatives”) as to the confidentiality of all such information. In the event that this transaction is not closed for any reason, then Purchaser shall maintain the confidentiality of such information, and shall require Purchaser Representatives not to disclose any such information to any other party. Purchaser hereby agrees that money damages would not be a sufficient remedy for any breach or threatened breach of this paragraph by Purchaser or Purchaser Representatives and that the Seller shall be entitled, without the requirement of posting a bond or other security, to specific performance and injunctive or other equitable relief in the event of any such breach or threatened breach, in addition to all other remedies available to the Seller at law or in equity. Purchaser hereby agrees to indemnify, defend, and hold harmless the Seller and Seller Related Parties (as hereinafter defined) from and against any losses, claims, damages or liabilities arising out of a breach of this paragraph by Purchaser or Purchaser Representatives and to reimburse each Seller Related Party for all costs and expenses (including reasonable counsel fees) incurred in connection therewith. This indemnity agreement shall be in addition to any other liabilities that Purchaser or Purchaser Representatives may have to any Seller Related Party.

(d) Except as may be specifically provided elsewhere in this Agreement, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports or audits or any other materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that such materials are all of such materials as are in Seller’s Possession). It is the parties’ express understanding and agreement that such materials are provided only for Purchaser’s convenience in making its own examination and determination prior to the expiration of the Inspection Period as to whether it wishes to purchase the Property, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Purchaser expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information. Except with respect to the Surviving Obligations or, Purchaser’s rights pursuant to Section 3.5, any representation or warranty expressly provided by Seller hereunder, Purchaser hereby releases Seller and its agents, representatives, and employees from any and all claims, demands, and causes of action, past, present, and future that Purchaser may have relating to (i) the condition of the Property at any time, before or after the Closing, including without limitation, the presence of any hazardous materials, including but not limited to mold, or (ii) any other matter pertaining to the Property. This release shall survive the Closing or the termination of this Agreement, as applicable.

(e) Purchaser shall restore the Property to substantially the same condition existing immediately prior to Purchaser’s inspection, testing, investigation and survey thereof. Purchaser shall be liable for all damage or injury to any person or property resulting from, relating to or arising out of any such inspection, testing, investigation or survey, whether occasioned by the acts of Purchaser or any of the Purchaser’s Representatives and Purchaser shall promptly satisfy any lien which may arise or be filed against Seller or the Property in connection with any such inspection, testing, investigation or survey. Purchaser, on behalf of itself and the Purchaser Representatives agrees to indemnify and hold Seller and each of Seller Parties harmless from any claim, loss, injury, liability, damage or expense, including reasonable attorneys’ fees and costs, arising out of: (a) during Purchaser’s inspection of the Property, a breach by Purchaser or Purchaser Representatives of any applicable laws, rules, regulations or ordinances related to the Property, or the agreements set forth in this Section 3.2, including the failure of Purchaser or Purchaser Representatives to restore the Property; (b) any access to, entry upon or activity conducted by Purchaser or Purchaser Representatives with respect to or on the Property, whether or not such access, entry or activity is permitted by, in compliance with or in violation of any applicable laws, rules, regulations or ordinances, or this Agreement; (c) any lien, claim or levy, including construction, mechanic’s, materialmen’s and judgment liens, filed or pending against any portion of the Property, or title thereto, by any contractor, sub-contractor or other party having a claim against or through Purchaser or any Purchaser Representative (without limiting the foregoing indemnity, Purchaser hereby acknowledges and agrees that Purchaser’s failure to cause any such lien to be released or bonded to the reasonable satisfaction of Seller within fifteen (15) days after receipt of written notice thereof shall constitute a default hereunder); and (d) any claims, suits, actions or the assertion of any other rights by or on behalf of any tenant, invitee, guest or other party alleging personal injury, property damage, interruption of business, nuisance or any other allegation of negligence or wrong doing, and including any and all damages, losses, obligations, liabilities, costs and expenses incurred by or asserted or claimed against Seller or any Seller Party, as a result of, caused by, or arising out of any matters set forth in subsections (a), (b) and/or (c), above; provided, however, Purchaser shall not be liable to Seller solely as a result of the discovery by Purchaser of a pre-existing condition on the Property to the extent the activities of Purchaser or Purchaser’s Representatives do not exacerbate such condition or the gross negligence or willful misconduct of Seller or Seller Related Parties. This indemnification by Purchaser shall survive the Closing or the termination of this Agreement, as applicable.

3.3 Title and Survey.

(a) Seller has ordered from Title Company the title insurance report (the “Title Commitment”). Seller has delivered to Purchaser a copy of a survey for the Property dated January 26, 2006 and prepared by the John R. McAdams Company, Inc. (the “Survey”), and Purchaser at its cost and expense shall promptly order and obtain an update thereof (the “Survey Update”). In the event (i) the Survey Update shows any matter affecting the Property that is unacceptable to Purchaser other than the state of facts shown on the Survey or (ii) any exceptions, other than matters shown on Schedule 2, appear in the Title Commitment that are unacceptable to Purchaser, Purchaser shall by 5:00 p.m. New York time no later than the later of (x) two (2) business days prior to the expiration of the Inspection Period and (y) two (2) business days after receipt of both the Title Commitment and the Survey Update (time being of the essence) (the “Title Approval Period”), notify Seller in writing of such facts, the reasons therefor and the curative steps that would remove the basis for Purchaser’s objection (“Purchaser’s Title Objections”). Upon the expiration of the Title Approval Period, except for Purchaser’s Title Objections, Purchaser shall be deemed to have accepted the form and substance of the Survey and Survey Update, all matters shown or addressed thereon, and all items shown or addressed in the Title Commitment (collectively, the “Approved Title Matters”).

(b) Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise incur any effort or expense whatsoever to eliminate or modify any of Purchaser’s Title Objections, but the foregoing shall not permit Seller to refuse to pay off at Closing, to the extent of the monies payable at Closing, mortgages on the Property of which Seller has actual knowledge, judgments (up to 2% of the Purchase Price) and federal tax liens against Seller, and pay off or bond mechanic’s liens for work requested by Seller (as opposed to tenants) (collectively, the “Monetary Liens”). Seller, however, at its sole option, may attempt to eliminate or modify all or a portion of Purchaser’s Title Objections to Purchaser’s reasonable satisfaction prior to the Closing Date or within such additional period of time (up to thirty (30) days in the aggregate thereafter), for which Seller shall have the right to adjourn the Closing. In the event Seller is unable or unwilling to eliminate all of Purchaser’s Title Objections to the reasonable satisfaction of Purchaser (other than the Monetary Liens), Seller shall provide written notice to Purchaser of those objections Seller will not attempt or be able to cure (“Seller’s Notice”) within five (5) business days after receipt of Purchaser’s Title Objections. Thereafter, Purchaser shall have the option (as its sole and exclusive remedy) to (x) terminate this Agreement by delivering written notice thereof to Seller by the earlier to occur of (i) the Closing Date (as the same may be adjourned as provided in this Agreement), or (ii) five (5) business days after Seller’s Notice, time being of the essence to the giving of Purchaser’s notice or (y) proceed to Closing without adjustment to the Purchase Price. If Purchaser shall duly give such termination notice, this Agreement shall terminate and the Escrow Agent shall return the entire Deposit to Purchaser if Purchaser’s Title Objections are with respect to a Material Title Defect as reasonably determined by Purchaser and Seller, provided however, if Purchaser’s Title Objections are not with respect to a Material Title Defect, the non-refundable portion of the Deposit shall be delivered to Seller with the balance of the Deposit returned to Purchaser, and thereafter neither party shall have any obligation hereunder other than the Surviving Obligations.

(c) The term “Permitted Encumbrances” as used herein includes: (i) all of the Approved Title Matters, including matters set forth on Schedule 2, (ii) any Purchaser’s Title Objection other than a Monetary Lien that remains uncured, for whatever reason, (A) at Closing

(as the same may be adjourned as provided in this Agreement) or (B) that Seller elected not to cure in the Seller’s Notice, (iii) the rights and interests of tenants, as tenants only, under the Leases, and (iv) liens for real property taxes, assessments, and water and sewer meter charges which are not due and payable as of the Closing Date and/or which are apportioned pursuant to this Agreement.

(d) Purchaser may, at or prior to Closing, notify Seller in writing of any objection to title (i) raised by the Title Company between the expiration of the Title Approval Period and the Closing, including any matter raised in any update to the Survey Update and (ii) not disclosed by the Title Company or otherwise known to Purchaser prior to the expiration of the Title Approval Period; provided that Purchaser must notify Seller of such new objection to title within two (2) business days of being made aware of the existence of such matter. If Purchaser sends such notice to Seller, Purchaser and Seller shall have the same rights and obligations with respect to such notice as apply to Purchaser’s Title Objections under Sections 3.3(b) and (c) hereof.

3.4 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

(a) Purchaser is a limited partnership, duly organized and in good standing under the laws of the State of Delaware, and has the power to enter into this Agreement and to execute and deliver this Agreement and to perform all duties and obligations imposed upon it hereunder, and Purchaser has obtained, or will obtain prior to Closing, all necessary corporate, partnership or other organizational authorizations required in connection with the execution, delivery and performance of this Agreement and the transaction contemplated herein and has obtained the consent of all entities and parties (whether private or governmental) necessary to bind Purchaser to this Agreement;

(b) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale transaction contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions or provisions of any agreement or instrument to which Purchaser, or any shareholder, partner or related entity or affiliate of Purchaser, is a party or by which Purchaser, any shareholder, partner or related entity or affiliate of Purchaser, or any of Purchaser’s assets is bound;

(c) Purchaser and Purchaser’s affiliates have the financial resources to timely consummate the purchase and sale transaction contemplated by this Agreement;

(d) with respect to each source of funds to be used by Purchaser to purchase the Property (respectively, the “Source”), at least one of the following statements shall be accurate as of the Closing Date: (i) the Source does not include the assets of (A) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, or (B) a “plan” as defined in Section 4975(a) of the Internal Revenue Code of 1986, as amended (“Code”), or (ii) the Source includes the assets of (A) an “employee benefit plan” as defined in Section 3(3) of ERISA or (B) a “plan” as defined in Section 4975 of the Code (each of which has been identified to the Seller in writing pursuant to this Section 3.4 at least ten (10) business days prior to the Closing Date), but the use of such Source to purchase the Property will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. The Source is in compliance with the Orders (as hereinafter defined);

(e) Purchaser, and all beneficial owners of Purchaser, are in compliance with all laws, statutes, rules and regulations of any federal, state or local governmental authority in the United States of America applicable to such Persons (as hereinafter defined), including, without limitation, the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). For purposes of this subsection, “Person” shall mean any corporation, partnership, limited liability company, joint venture, individual, trust, real estate investment trust, banking association, federal or state savings and loan institution and any other legal entity, whether or not a party hereto; and

(f) Neither Purchaser nor any of the beneficial owners of Purchaser:

(1)	is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(2)	has been indicted or arrested for money laundering or for predicate crimes to money laundering, convicted or pled nolo contendere to charges involving money laundering or predicate crimes to money laundering;

(3)	has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(4)	is owned or controlled by, nor acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(5)	shall transfer or permit the transfer of any interest in Purchaser or such parties to any Person who is, or whose beneficial owners are, listed on the Lists; or

(6)	shall assign this Agreement or any interest herein, to any Person who is listed on the Lists or who is engaged in illegal activities.

If Purchaser or any Purchaser Related Party (as hereinafter defined) become listed on the Lists or are indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering (each, a “Triggering Event”), Purchaser shall immediately notify Seller, but in no event later than five (5) business days after the occurrence of the Triggering Event. In the event of a Triggering Event, Seller may terminate this Agreement upon written notice to Purchaser, whereupon the Deposit, subject to compliance with applicable governmental regulations, shall be retained by Seller, and neither party shall have any further obligation hereunder except for the Surviving Obligations. At Seller’s option, Purchaser shall have ten (10) business days after receipt of Seller’s notice to remove such party from any interest in Purchaser.

The Purchaser’s representations and warranties set forth in this Section 3.4 shall survive the Closing or termination of this Agreement. As a condition precedent to Seller’s obligation to close the purchase and sale transaction contemplated in this Agreement, Purchaser’s representations and warranties contained herein must remain and be true and correct as of the Closing Date in all material respects. Prior to the Closing Date, Purchaser shall notify Seller in writing of any facts, conditions or circumstances which render any of the representations and warranties set forth in this Section 3.4 in any way inaccurate, incomplete, incorrect or misleading.

3.5 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

(a) Seller is a limited partnership, duly organized and is, or at Closing will be, in good standing under the laws of the State of Delaware, it has the full right, power, and authority to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on it under this Agreement, except to the limited extent, if any, specifically and expressly set forth in this Agreement, and has obtained all necessary corporate, partnership or other organizational authorizations required in connection with the execution, delivery and performance of this Agreement and the transaction contemplated herein and has obtained the consent of all entities and parties (whether private or governmental) necessary to bind Seller to this Agreement;

(b) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which it is a party or by which it, or any of its assets is bound;

(c) to Seller’s knowledge, the Rent Roll delivered to Purchaser in accordance with this Agreement is accurate in all material respects as of the date thereon and there are no persons in occupancy of or who have any rights to occupy any portion of the Property other than tenants under the Leases or use the Property as service providers as set forth in the Title Commitment and the Service Contacts;

(d) to Seller’s knowledge, no tenant has been given free rent, any concession in the payment of rent or any abatement in the payment of rent and no tenant is in default in any monetary obligation under its Lease, except as set forth in the Rent Roll and/or the Leases;

(e) To Seller’s knowledge, the only Service Contracts in force for the Property are set forth in Schedule 4 attached hereto and all Service Contracts are in full force and effect and free from material default;

(f) Seller has not received any written notice from any governmental authorities advising Seller of any violation of any law or regulation applicable to the Property which has not been cured, including the presence, now or in the past, on, under or affecting the Property of asbestos, mold, lead, radon or hazardous material, waste or substances in violation of applicable law, and which would have a material adverse effect on the operations of the Property;

(g) There is not now pending nor has there been threatened in writing, any action, suit or proceeding against or affecting Seller or the Property before or by any federal or state court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, wherein an unfavorable ruling, decision or finding, upon consummation of the sale contemplated hereby to Purchaser, may reasonably be expected to have a material adverse effect on the condition or operations of the Property, or would interfere with Seller’s ability to consummate the transactions contemplated by this Agreement (“Material Litigation”);

(h) Seller is not a “foreign person” as defined in Section 1445 of the Code and any related regulations;

(i) Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, which remains pending as of the Effective Date, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, which remains pending as of the Effective Date, or (v) made an offer of settlement, extension or composition to its creditors generally; and

(j) Except for this Agreement, Seller has not granted to any third party any options to purchase the Property which are currently binding on Seller.

The Seller’s representations and warranties set forth in Section 3.5 shall survive the Closing for a period of one hundred twenty (120) days (the “Survival Period”). If there are any Service Contracts that are not listed on Schedule 4 or Seller is in default under any Service Contracts at Closing, Purchaser’s sole right and remedy will be not to assume any such Service Contract and Seller shall be responsible for terminating such Service Contract and paying any fees or expenses associated therewith. If any Leases which have been exhibited to Purchaser or its representatives contain provisions that are inconsistent with the representations set forth in Section 3.5(c) and (d) above, such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to the provisions of the Leases. In addition to the foregoing, any due diligence review, audit (such as an environmental audit of the Property) or other investigation or inquiry undertaken or performed by or on behalf of Purchaser to the extent of knowledge of Purchaser shall limit, qualify, modify, and amend the representations, warranties and covenants of Seller made or undertaken pursuant to this Agreement to the extent necessary to eliminate any inconsistency and to conform such covenants, representations and warranties to the findings. As a condition precedent to

Purchaser’s obligation to close the purchase and sale transaction contemplated in this Agreement and except as otherwise provided in this Agreement, Seller’s representations and warranties contained herein must remain and be true and correct in all material respects as of the Closing Date, unless such representations and warranties have changed by reason of facts or circumstances which pursuant to the terms of this Agreement are permitted to have occurred (e.g., the Seller entering into a new Service Contract in accordance with this Agreement, Seller terminating or entering into a new Lease in accordance with this Agreement, or tenant defaults or vacancies). Prior to the Closing Date, Seller shall notify Purchaser in writing of any facts, conditions or circumstances which render any of the representations and warranties set forth in this Section 3.5 in any way inaccurate, incomplete, or incorrect. To the extent Purchaser reasonably determines that any such fact, condition or circumstance would have a material adverse effect on the Property or the transaction contemplated by this Agreement, Purchaser’s sole remedy shall be to terminate this Agreement on the basis thereof by providing written notice to Seller and the Escrow Agent, and in order to be effective such notice must be accompanied by a certificate of Purchaser describing with specificity the reasons for Purchaser’s determination, in which case, (i) if any such fact or condition will have a material adverse effect on the Property or on the transaction contemplated by this Agreement as reasonably determined by Purchaser and Seller, the entire Deposit shall be returned to Purchaser or (ii) if any such fact or condition will not have a material adverse effect on the Property or the transaction contemplated by this Agreement as reasonably determined by Purchaser and Seller, the entire Deposit shall be delivered to Seller. The parties agree that if on or prior to Closing Purchaser becomes aware (either by way of Seller’s notice or otherwise) that any representation or warranty of Seller is inaccurate, incomplete, or incorrect and would have a material adverse effect on the Property or the transaction contemplated by this Agreement, and Purchaser elects to close the transaction (as opposed to terminating this Agreement, Purchaser shall have no claim against Seller in connection with a breach of such representation or warranty and shall not look to Seller and/or Seller Related Parties (as hereinafter defined) for any redress or relief thereof. The Purchaser may not assert a claim against the Seller and/or Seller Related Parties if at the time of the Closing the Purchaser had knowledge of such breach and nonetheless proceeded with the Closing. Purchaser and Seller agree that if subsequent to the Closing Purchaser first becomes aware that any representation or warranty of Seller is inaccurate, incomplete, incorrect or misleading, Purchaser shall have no claim against Seller and/or Seller Related Parties in connection with a breach of such representation or warranty and shall not look to Seller and/or Seller Related Parties for any redress or relief thereof unless (i) a claim is made by Purchaser against Seller for breach of such representation or warranty before the expiration of the survival period and (ii) Purchaser’s damages as a result of such breach are reasonably estimated to aggregate at least $50,000.00. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of the Seller for breaches of the representations and warranties herein shall not exceed $350,000.00. Purchaser and Seller agree that the words “Seller’s knowledge” and words of similar import shall mean the actual knowledge of MaryAnn Mueller (the asset manager) without any independent investigation on his /her part to determine the existence or absence of such facts.

SECTION 4. ACCEPTANCE OF PROPERTY

4.1 “As Is”. Purchaser agrees that, prior to the end of the Inspection Period, Purchaser or its duly authorized agent will have examined and investigated to Purchaser’s full satisfaction the physical, economic and legal condition of the Property, and made all other inquiries Purchaser deemed necessary in connection with the transaction herein contemplated. Purchaser is satisfied to purchase the Property in its “as is” condition as of the Effective Date, reasonable wear and tear, casualty and condemnation from the Effective Date excepted. Any information, data, schedules, photographs, surveys, set-ups, representations or other materials furnished to or obtained by Purchaser were for preliminary purposes only and are superseded by this Agreement. Purchaser has not relied thereon in executing this Agreement. Except as expressly set forth in this Agreement, no representations, warranties or agreements of any kind whatsoever have been made by Seller in regard to the physical or operating condition of the Property, the condition of Seller’s title thereto, freedom from defects, latent or patent, the income or profit to be derived from the Property, the expenses of operation and maintenance thereof, the present or prospective rental income therefrom, or any other matter or thing affecting or relating to the whole or any part of the Property, and no representation, covenant or warranty shall survive the Closing, other than the Surviving Obligations. In arriving at its decision to purchase the Property, Purchaser did not rely upon any statements by Seller, Seller’s agents or employees or anyone else acting or purporting to act on Seller’s behalf, except as expressly set forth in this Agreement. Notwithstanding Section 3.5(f), Purchaser acknowledges and agrees that the Property is to be acquired subject to all notes or notices of violations of law or municipal ordinances, orders or requirements noted in or issued by any governmental authority having jurisdiction thereof against or affecting the Property, provided however, if at Closing the Property is subject to notes or notices of violations of law or municipal ordinances, orders or requirements noted in or issued by a governmental authority after the expiration of the Inspection Period (and such physical condition(s) were not caused or created by Purchaser), Seller shall be responsible for $25,000.00 of the costs and expenses to cure such violations, and if the amount to cure such violations exceeds $25,000.00 and Seller is not willing to expend such extra amount, Purchaser may terminate this Agreement by notice to Seller given at or prior to Closing, in which case Purchaser shall be entitled to the return of the Deposit, and thereafter neither party shall have any obligations under this Agreement other than the Surviving Obligations. Notwithstanding the foregoing, nothing set forth in this subsection shall be deemed to obligate Seller to expend in excess of $25,000.00, unless Seller elects to do so in its sole discretion.

4.2 Purchaser shall rely solely upon Purchaser’s own knowledge of the Property based on its investigation of the Property and its own inspection of the Property in determining the Property’s physical condition. Except as expressly set forth in this Agreement to the contrary or fraud by Seller, Purchaser releases Seller, any person, entity or party related to or affiliated with Seller (the “Seller Related Parties”) and their respective successors and assigns from and against any and all claims which Purchaser or any person, entity or party related to or affiliated with Purchaser (each a “Purchaser Related Party”) has or may have arising from or related to any matter or thing related to or in connection with the Property, including the documents and information referred to herein, the leases and the tenants thereunder, any construction defects, errors or omissions in the design or construction and any environmental conditions, including but not limited to mold, and, except as expressly set forth in this Agreement to the contrary, neither

Purchaser nor any Purchaser Related Party shall look to Seller, the Seller Related Parties or their respective successors and assigns in connection with the foregoing for any redress or relief. This release shall be given full force and effect according to each of its express terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action. The provisions of this Section 4.2 shall survive the termination of this Agreement or the Closing Date and shall not be deemed to have merged into any of the documents executed or delivered at the Closing. To the extent required to be operative, the disclaimers and warranties contained herein are “conspicuous” disclaimers for purposes of any applicable law, rule, regulation or order.

SECTION 5. CLOSING

5.1 Closing. The closing of the purchase and sale transaction contemplated herein (the “Closing) shall take place at 10:00 a.m. New York time on May 19, 2015 (the “Closing Date”), as the same may have been adjourned as provided in this Agreement, through an escrow established with the Title Company. Purchaser acknowledges being advised by Seller that Seller’s mortgage requires defeasance and in order to accommodate the defeasance Closing, Purchaser agrees to cause the balance of the Purchase Price, plus or minus other adjustments required under the Contract, to be wired to the Escrow Agent no later than 2:00 p.m. New York time one business day prior to the Closing Date.

5.2 Possession. Possession of the Property shall be delivered to Purchaser at the Closing, subject to the Permitted Encumbrances as determined by Purchaser and Seller in accordance with Section 3.3.

5.3 Proration. All rents, other amounts payable by the tenants under the Leases, utilities, water and sewer meter charges and all other operating expenses with respect to the Property for the month in which the Closing occurs, and real estate taxes and other assessments with respect to the Property for the tax year in which the Closing occurs, shall be prorated as of 11:59 p.m. New York time on the day before the Closing Date, with Purchaser receiving the benefits and burdens of ownership on the Closing Date, provided however, if the funds representing the balance of the Purchase Price have not been received by Seller or Seller’s lender by 2:00 p.m. New York time on the Closing Date, all prorations shall be recalculated as of the next business day.

(a) If the Closing shall occur before rents and all other amounts payable by the tenants under the Leases and all other income from the Property have actually been paid through the month in which the Closing occurs (it being agreed that, subject to the payment below, Purchaser is entitled to all arrears in rent), the apportionment of such rents and other amounts and other income shall be upon the basis of such rents, other amounts and other income actually received by Seller, except that any rentals past due for up to two months prior to the month in which the Closing occurs (and the month of Closing) shall be apportioned and paid by Purchaser to Seller at Closing less 15% of such amount. Subsequent to the Closing, if any such rents, other amounts and other income are actually received by Purchaser from the tenants owing such amounts shall belong to Purchaser. At Closing, prepaid rents and refundable security deposits in the possession or control of Seller on Closing (together with any interest accrued thereon only if interest is specifically required to be paid thereon under applicable law or under the terms of a specific Lease) at Seller’s sole option shall either be (i) transferred to Purchaser at Closing and not subject to adjustment, or (ii) adjusted by way of a credit in favor of Purchaser.

(b) (1) If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes and assessments shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation, with a further reconciliation to be made within thirty (30) days of when the final rate or valuation rate is received.

(2) If any certiorari or other proceedings for the reduction of real estate taxes are pending at the Closing Date with respect to the tax year in which the Closing occurs or any tax year prior thereto, Seller shall continue the prosecution of such action. Any tax refund resulting from such proceeding for the tax year in which the Closing occurs net of Seller’s costs of prosecuting the same, and after deducting any refunds required to be made to tenants pursuant to Leases, shall be apportioned between Seller and Purchaser in the same proportion that real estate taxes for such tax year are apportioned and shall be paid to Purchaser within thirty (30) days of receipt thereof.

(c) If the Closing shall occur before the actual amount of utilities, water or sewer meter charges or other operating expenses with respect to the Property for the month in which the Closing occurs are determined, the apportionment of such utilities, water or sewer meter charges or other operating expenses shall be upon the basis of an reasonable estimate by Seller of such utilities, water or sewer meter charges or other operating expenses for such month based upon a reasonable and fair estimate thereof. Subsequent to the Closing, when the actual amount of such utilities, water or sewer meter charges or other operating expenses with respect to the Property for the month in which the Closing occurs are determined, the parties agree to adjust the proration of such utilities, water or sewer meter charges or other operating expenses and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment. Notwithstanding the foregoing, outstanding RUBS will be adjusted and paid by Purchaser to Seller at Closing based on the average of the charges for the two (2) months immediately preceding the Closing less 10% of such amount, and such payment shall not be subject to re-proration post- Closing.

(d) The Escrow Agent shall prepare a Settlement Statement (as hereinafter defined) and deliver the same together with reasonable backup information from Seller no later than two (2) business days prior to the Closing Date.

The agreements of Seller and Purchaser set forth in this Section 5.3 shall survive the Closing. Except as otherwise set forth herein, all pro-rations shall be completed and finalized no later than six (6) months following the Closing Date.

5.4 Closing Costs. Purchaser shall pay, on the Closing Date, the title insurance premium for the owner’s policy and any endorsements thereto, all survey charges, all recording and filing charges and fees to record the documents evidencing the conveyance of the Property, and all other costs and charges of the closing and consummation of the purchase and sale transaction contemplated in this Agreement as customarily charged to and payable by a purchaser in such transactions in the location in which the Land is situate (including one-half of the escrow charges of the Title Company). Seller shall pay, on the Closing Date, costs and charges of the closing and consummation of the purchase and sale transaction contemplated in this Agreement as customarily charged to and payable by a seller in such transactions in the location in which the Land is situate (including one-half of the escrow charges of the Title Company, the deed transfer tax and all costs required to satisfy and remove the Monetary Liens, if any). Notwithstanding the foregoing, each party shall pay its own attorneys’ fees and the fees of any accountants and/or advisors incurred in connection with the transaction contemplated in this Agreement.

5.5 Seller’s Obligations at the Closing. At the Closing, Seller shall deliver or cause to be delivered to the Escrow Agent the following:

(a) Evidence of Authority. Such organizational and authorizing documents of Seller as shall be reasonably required by the Title Company to evidence Seller’s authority to consummate the transactions contemplated by this Agreement.

(b) Deed. A duly executed and acknowledged deed with no covenants conveying to Purchaser the Land and Improvements subject only to the Permitted Encumbrances, in the form of Exhibit B attached hereto, sufficient to enable the Title Company to issue its standard form owner’s policy to Purchaser, at Purchaser’s expense, insuring fee simple title to the Land and Improvements, subject only to the Permitted Encumbrances. Seller agrees to execute and deliver to the Title Company such customary certifications as are required by the Title Company in connection with the deletion or insurance over the standard printed exceptions for mechanic’s liens, broker liens, judgments against similarly named parties, and rights of tenants as tenants only. Purchaser shall be entitled to request that the Title Company provide such endorsements (or amendments) to the title policy as Purchaser may reasonably require, provided that (i) such endorsements shall be issued at no cost to, and shall not impose any additional liability on, Seller, (ii) Purchaser’s obligations under this Agreement shall not be conditioned upon Purchaser’s ability to obtain such endorsements and, if Purchaser is unable to obtain such endorsements, Purchaser shall nevertheless be obligated to proceed to close the transaction contemplated by this Agreement without reduction of or set off against the Purchase Price, and (iii) the Closing shall not be delayed as a result of Purchaser’s request.

(c) Assignment. A duly executed and acknowledged counterpart Assignment and Assumption of Service Agreements, Warranties, Leases and Other Intangible Property in the form attached to this Agreement as Exhibit C (the “Assignment”), and a Bill of Sale in the form attached hereto as Exhibit C-1 (the “Bill of Sale”).

(d) FIRPTA Affidavit. A duly executed affidavit of Seller in form attached hereto as Exhibit D certifying that Seller is not a “foreign person,” as defined in Section 1445 of the Code, and in any applicable state laws for the state in which the Property is located.

(e) Tenant Notices. Duly executed notice to tenants or lessees under the Leases in form attached hereto as Exhibit E.

(f) Original Documents. The originals of all Leases and Service Contracts in Seller’s Possession.

(g) Transfer Tax Forms. All transfer tax and other similar tax returns which Seller is required by law to execute and acknowledge and to deliver, either individually or together with Purchaser, to any governmental authority as a result of the sale, and if Seller is responsible for payment of such taxes in accordance with this Agreement, checks made payable to the appropriate governmental authority in the required amounts (unless Seller authorizes the Title Company to deduct and pay such expenses out of monies payable to Seller).

(h) Rent Roll. An updated Rent Roll for the Property as of the Closing Date certified by Seller, subject to the limitations of Section 3.5, to be accurate in all material respects.

(i) Escrow Direction. A confirmation to Escrow Agent confirming such prorations and other items set forth on the settlement statement (once approved by both parties, the “Settlement Statement”) and the Closing and directing that the Deposit and Purchase Price is to be delivered to Seller (the “Escrow Direction”).

(j) Records and Files. Records and files which are in Seller’s Possession relating to the current operation and maintenance of the Property, including, without limitation, current tax bills, current water, sewer, utility and fuel bills, billing records for Tenants, repair and maintenance records and the like which affect or relate to the Property. The parties agree to cooperate so that, to the extent practical, deliveries of background records at or prior to the Closing which Purchaser desires to have delivered to it will be identified to the satisfaction of the parties at the Closing without actual delivery at Closing, provided satisfactory arrangements for post-closing delivery are made.

(k) Form 1099-S. Information for 1099-S Report Filing in the form of Exhibit G annexed hereto in accordance with Section 6045 of the Code. Pursuant to Section 6045 of the Code, Purchaser’s counsel is hereby designated to be the person responsible for complying with such reporting requirements.

5.6 Purchaser’s Obligations at the Closing. At the Closing, Purchaser shall deliver or cause to be delivered to the Escrow Agent the following:

(a) Purchase Price. The balance of the Purchase Price, plus or minus other adjustments required under this Agreement, by wire transfer of immediately available funds to be disbursed to Seller upon consummation of the Closing.

(b) Evidence of Authority. Such organizational and authorizing documents of Purchaser as shall be reasonably required by the Title Company authorizing Purchaser’s acquisition of the Property pursuant to this Agreement and the execution of this Agreement and any documents to be executed by Purchaser at the Closing.

(c) Assignment. A duly executed and acknowledged counterpart Assignment.

(d) Escrow Direction. A duly executed counterpart of the Escrow Direction.

(e) Transfer Tax Forms. Duly executed and acknowledged transfer tax forms described in Section 5.5(g).

5.7 Property Management Agreement. At Closing, Seller will terminate its management agreement for the Property and provide a copy of the termination letter to Purchaser.

5.8 Other Closing Documents. Each party shall deliver to the Escrow Agent, any other documents reasonably required by the Escrow Agent required to cause the Closing to occur.

SECTION 6. RISK OF LOSS

6.1 Condemnation. If, prior to Closing, (i) the whole or any part of the Property or any interest in the Property is taken by condemnation or right of eminent domain or if any proceeding for a condemnation or eminent domain action is commenced, or if written notice of a contemplated commencement of a condemnation or eminent domain action is given and (ii) such taking by condemnation or right of eminent domain results in or would result in (A) the taking of all or any part of the Improvements, (B) the loss of any parking spaces which causes the Property not to comply with applicable zoning ordinances or (C) a permanent loss of any means of vehicular access to the Property, Purchaser may either at or prior to Closing (a) terminate this Agreement, in which case Purchaser shall be entitled to the return of the Deposit, and thereafter neither party shall have any rights or obligations under this Agreement, other than the Surviving Obligations or (b) consummate the Closing, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

6.2 Casualty. Except as otherwise provided in this Agreement, Seller assumes all risks for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If before the Closing, the Property, or any part thereof, suffers any damage from fire or other casualty Seller will notify Purchaser of such fact (the “Seller’s Casualty Notice”). If the damage from fire or other casualty in Seller’s reasonable estimate will require in excess of $1,000,000.00 to repair and restore or such damage is in excess of $100,000 and is not covered by insurance and Seller is not willing to reduce the Purchase Price by the amount of such uninsured loss, Purchaser may terminate this Agreement by notice to the Seller given within ten (10) days following Seller’s Casualty Notice to Purchaser, in which case Purchaser shall be entitled to the return of the Deposit, and thereafter neither party shall have any rights or obligations under this Agreement, other than the Surviving Obligations. If Purchaser does not terminate this Agreement, it shall remain in full force and effect, Purchaser agrees that it will consummate the Closing and accept the assignment of Seller’s right, title and interest in and to the net proceeds (or rights under the policy) of any insurance covering such damage, including any rent loss insurance for the period after the Closing (less an amount equal to any expenses and costs incurred by Seller to collect or adjust such insurance or to secure the Improvements or initiate repairs or restoration of the Property, and any portion of such proceeds paid or to be paid on account of the loss of rents or other income from the Property for the period prior to and including the Closing Date shall be payable to Seller (collectively, “Seller Expenses”)), to the extent the amount of such proceeds does not exceed the Purchase Price, plus an amount equal to Seller’s deductible under its insurance policy applicable to such casualty, and there shall be no reduction in the Purchase Price, except for the uninsured loss as contemplated above, if applicable, or obligation of Seller to complete restoration. If prior to the Closing, the Property, or any part thereof, suffers any such damage which will in Seller’s reasonable estimate require less than $1,000,000.00 to repair or restore, Purchaser agrees that it will consummate the Closing and accept the assignment of the net proceeds (or rights under the policy) of any insurance covering such damage, including any rent loss insurance for the period after the Closing (less Seller Expenses), to the extent the amount of such net proceeds does not exceed the Purchase Price, plus an amount equal to Seller’s deductible under its insurance policy applicable to such casualty, and there shall be no reduction in the Purchase Price or obligation of Seller to complete restoration.

6.3 Uniform Vendor and Purchaser Risk Act. Purchaser and Seller each hereby waives the Uniform Vendor and Purchaser Risk Act and agree that the provisions of this Section 6 shall govern the respective rights and obligations of Purchaser and Seller with respect to the subject matter of this Section 6.

SECTION 7. DEFAULT

7.1 Breach by Seller. In the event that Seller shall fail to consummate the transaction contemplated by this Agreement, Purchaser, as Purchaser’s sole and exclusive right and remedy, shall either: (1) terminate this Agreement and receive a refund of the Deposit or (2) pursue the remedy of specific performance of Seller’s obligations under this Agreement, provided that (i) any such suit for specific performance must be filed within thirty (30) days after Purchaser first becomes aware of the breach or default by Seller, and (ii) Purchaser is not in breach or default in the performance of its obligations under this Agreement.

7.2 Breach by Purchaser. In the event that Purchaser fails to consummate the transaction contemplated by this Agreement, this Agreement shall terminate and Seller shall receive and retain the Deposit as liquidated damages (and not as a penalty or forfeiture) and as Seller’s sole remedy and relief hereunder (except for the Surviving Obligations). Seller and Purchaser acknowledge that the actual damages to Seller which would result from such failure would be extremely difficult to calculate or establish on the date hereof. In addition, Purchaser desires to have a limitation put upon its potential liability to Seller in the event of such failure by Purchaser. Seller and Purchaser specifically acknowledge and agree, after negotiation between Seller and Purchaser, that the amount of the Deposit constitutes reasonable compensation to Seller for such failure by Purchaser and shall be disbursed to and retained by Seller as liquidated damages in the event of such failure by Purchaser. None of the provisions of this Section 7.2 shall limit, impair or affect any of Purchaser’s indemnities of Seller or other Surviving Obligations as provided for elsewhere in this Agreement.

SECTION 8. FUTURE OPERATIONS

8.1 Maintenance and Service Contracts. From the Effective Date of this Agreement until the Closing or earlier termination of this Agreement:

(a) Seller will continue to operate the Property in the customary and ordinary manner consistent with Seller’s current practices in effect as of the Effective Date, ordinary wear and tear, casualties and condemnation excepted;

(b) Seller will maintain in force the existing hazard and liability insurance policies for Property;

(c) Seller will perform all of Seller’s material obligations under the Service Contracts. Seller will not, without the prior written consent of Purchaser (which consent will not be unreasonably withheld or delayed), modify, enter into, or renew any Service Contract which cannot be canceled upon thirty (30) days prior written notice or less and without payment of a penalty or premium for cancellation. Seller shall use good faith efforts to promptly give Purchaser copies of all material written notices received by Seller asserting any breach or default under any of the Service Contracts;

(d) Seller shall use good faith efforts to promptly give Purchaser copies of or any written notices of violation received by Seller of any licenses, permits, covenants, conditions, restrictions, laws, statutes, rules, regulations or ordinates applicable to the Property; and

(e) Seller shall use good faith efforts to promptly notify Purchaser of any Material Litigation, notice of which has been received by Seller.

8.2 Leasing. From the expiration of the Inspection Period until the Closing or earlier termination of this Agreement, Seller will endeavor to lease the Property in the customary and ordinary manner consistent with Seller’s current practices in effect as of the Effective Date (including leasing of units using the lease form currently in effect), provided however, if there are any vacant units on Closing, the foregoing shall not obligate Seller to rent such units or deliver such vacant units to Purchaser in rent-ready condition. If any space is vacant at the time of Closing, Purchaser shall accept the Property subject to such vacancy. Seller does not warrant that any particular Lease or tenancy will be in force or effect at the Closing or that the tenants will have performed their obligations thereunder. The termination of any Lease or tenancy prior to the Closing by reason of the tenant’s default shall not affect the obligations of Purchaser under this Agreement in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.

8.3 Exclusivity. Provided this Agreement is in full force and effect, Seller shall not enter into any agreement to sell or option the Property or any portion thereof to any third party.

SECTION 9. MISCELLANEOUS

9.1 Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered mail, postage prepaid, return receipt requested, addressed to the intended recipient at the address specified below; (c) on the first (1st) business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Airborne Express, or United Parcel Service, addressed to such party at the address specified below; or (d) at the time of electronic confirmation of receipt after being sent by facsimile to the following numbers. For purposes of this Section 9.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular person whose address is to be changed):

If to Seller:

c/o Sterling American Property, Inc.

111 Great Neck Road

Great Neck, NY 11021

Attn: Richard A. Wilpon

Telephone: (516) 504-2100

Facsimile: (516) 504-2111

with a copy to:

Schiff Hardin LLP

666 Fifth Avenue

New York, NY 10103

Attn: Marina Rabinovich, Esq.

          Christine A. McGuinness, Esq.

Telephone: (212) 753-5000

Facsimile: (212) 753-5044

If to Purchaser:

c/o Resource Real Estate, Inc.

1845 Walnut Street, 18th Floor

Philadelphia, PA 19103

Attn: Pamela Arms

Telephone: 215-640-6607

Fax No.: 215-761-0491

with a copy to:

Resource Real Estate, Inc.

1845 Walnut Street, 18th Floor

Philadelphia, PA 19103

Attn: Shelle Weisbaum, Esq.

Telephone: 215-832-4187

Fax No.: 215-761-0452

If to Escrow Agent:

Fidelity National Title Insurance Company

485 Lexington Avenue, 18th Floor

New York, NY 10017

Attn: Nicholas DeMartini, Esq.

Telephone: 212- 845-3132

Facsimile: 212-481-5607

The attorneys are authorized to give any notice specified in this Agreement on behalf of their respective clients.

9.2 Real Estate Commissions. Seller shall pay to ARA, a Newmark Company (hereinafter called “Agent”) a commission in the amount agreed on, if and when payable in accordance with the terms of a separate agreement between Seller and Agent. Except for Agent, neither Seller nor Purchaser has authorized any broker or finder to act on Purchaser’s or Seller’s behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party. Purchaser agrees to indemnify, defend, protect and hold harmless Seller from and against any and all demands, claims, losses, damages, liabilities, costs or expenses of any kind or character (including reasonable attorneys’ fees and charges) arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby, other than claims of Agent based on Agent’s agreement with the Seller. Seller agrees to indemnify, defend, protect and hold harmless Purchaser from and against any and all claims, losses, damages, liabilities, costs or expenses of any kind or character, including reasonable attorneys’ fees and expenses, arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Notwithstanding anything to the contrary contained herein, this Section 9.2 shall survive the Closing or any earlier termination of this Agreement.

9.3 Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

9.4 Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

9.5 Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

9.6 Time of Essence. Time is of the essence of this Agreement (other than for Seller’s rights to adjourn the Closing as expressly provided in this Agreement); however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States, the State of New York, or the State in which the Property is located, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday. As used in this Agreement, the term “business day” means every day other than Saturdays, Sundays, or other holidays on which banking institutions in New York or the State in which the Property is located are closed.

9.7 Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. Purchaser shall not assign this Agreement or Purchaser’s rights under this Agreement or transfer any interest in Purchaser directly or indirectly without the prior written consent of Seller, which consent may be withheld in its sole and absolute discretion; except that following expiration of the Inspection Period on not less than seven (7) days prior notice to Seller, Purchaser may assign this Agreement to a person or entity controlled by, controlling or under common control with Purchaser. No assignment of this Agreement or Purchaser’s rights hereunder shall relieve Purchaser of its liabilities under this Agreement. This Agreement is solely for the benefit of Seller and Purchaser; there are no third party beneficiaries hereof. Any assignment of this Agreement in violation of the foregoing provisions shall at Seller’s option be null and void.

9.8 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

9.9 Attorneys’ Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages as provided herein, reasonable attorneys’ fees incurred in such suit.

9.10 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one (1) agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature.

9.11 Exhibits. The exhibits and schedules attached to this Agreement and referred to herein are hereby incorporated into this Agreement by this reference and made a part hereof for all purposes.

9.12 Construction. Seller and Purchaser acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

9.13 No Recordation. Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded of public record in the county in which the Property is located or any other county. Should Purchaser ever record or attempt to record this Agreement, or a memorandum or affidavit thereof, or any other similar document, then, notwithstanding anything herein to the contrary, said recordation or attempt at recordation shall constitute a default by Purchaser hereunder, and, in addition to the other remedies provided for herein, Seller shall have the express right to terminate this Agreement by filing a notice of said termination in the county in which the Land is located.

9.14 Merger Provision. Except as otherwise expressly provided herein, any and all rights of action of Purchaser for any breach by Seller of any representation, warranty or covenant contained in this Agreement shall merge with the Deed and other instruments executed at Closing, shall terminate at Closing, and shall not survive Closing.

9.15 Jury Waiver. PURCHASER AND SELLER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY PURCHASER OR BY SELLER AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING AND SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.

9.16 Intentionally Omitted.

9.17 No Personal Liability of Officers, Directors, Etc. of Seller. Purchaser acknowledges that this Agreement is entered into by a limited partnership as Seller and Purchaser agrees that no shareholder or individual officer, partner, director, trustee, asset manager, employee, member, agent or other representative of Seller shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement.

9.18 Choice of Law; Submission to Jurisdiction. This Agreement is made and delivered in New York, New York and shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. Any legal action, suit or proceeding in connection with this Agreement or for enforcement of any judgment rendered in any such action, suit or proceeding may be brought in the federal or state courts of the State of New York, and, Purchaser hereby irrevocably accepts and submits to the jurisdiction of the aforesaid courts in personam, generally and unconditionally with respect to any such action, suit, or proceeding for itself and in respect of its property.

9.19 Compliance with Residential Lead-Based Paint Hazard Reduction Act of 1992.

(a) Attached hereto as Exhibit “F” is the “Lead Warning Statement” required to be given by Seller to Purchaser pursuant to the Residential Lead-Based Paint Hazard Reduction Act of 1992 (the “Act”).

(b) Seller has no knowledge of any lead-based paint or lead-based paint hazards present in or on the Property. The absence of any such knowledge of Seller is not based upon any testing, survey or report with respect to lead-based paint or lead-based paint hazards and does not constitute a representation or warranty that the Property does not contain any lead-based paint or lead-based paint hazards.

(c) Purchaser acknowledges and affirms that it has received the information contained in this Section 9.19 and a copy of the pamphlet entitled “Protect Your Family from Lead in Your Home” published by the United States Environmental Protection Agency and the United States Consumer Products Safety Commission. Purchaser further acknowledges that, pursuant to Section 3.2, Purchaser will have an opportunity within the time frames contained in that Section to conduct an inspection and risk assessment of the Property for the presence of lead-based paint and lead-based paint hazards before becoming obligated to consummate the purchase of the Property.

9.20 Non-Solicitation of Employees. Purchaser acknowledges and agrees that, without the express prior consent of Seller, neither Purchaser nor any of Purchaser’s employees, affiliates or agents shall solicit any of Seller’s employees or any employees located at the Property. This Section 9.20 shall constitute a Surviving Obligation.

9.21 Access. Purchaser hereby agrees to retain all leases and lease related documents (the “Lease Documents”) with respect to the Property and in effect on or after the Seller’s acquisition of the Property in accordance with its record retention policy; provided however, Purchaser shall have no obligation to retain any Lease Documents entered into after Closing. Purchaser shall cooperate fully, as and to the extent reasonably requested by Seller and Seller Related Parties, at no cost to Purchaser, in delivering and/or granting access to Seller and/or Seller Related Parties of any of the Lease Documents that Seller and/or Seller Related Parties may require in connection with any accounting and/or tax audit with respect to Seller’s ownership and management of the Property. Notwithstanding anything to the contrary herein, Purchaser shall have no obligation to retain any of the Lease Documents after the date that is twelve (12) months from the last day of the fiscal year to which such Lease Document relates. In addition to the foregoing, after the Closing, Purchaser agrees to allow Seller and its designated representatives, on prior notice and during business hours, access to the documents, instruments, books and records for the Property dated prior to the date of Closing (the “Records”). Seller and its designated representatives shall have the right to make copies of the Records and the Lease Documents. This Section 9.21 shall constitute a Surviving Obligation for a period of twelve (12) months.

9.22 Section 3-14 Compliance. At Purchaser’s written request, Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser reasonable access to, such factual information as may be reasonably requested by Purchaser, and in Seller’s Possession, necessary to enable Purchaser’s auditor to conduct an audit of the financial statements of the Property for the year to date of the year in which Closing occurs plus the one (1) immediately preceding calendar year, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Purchaser shall be responsible for all out-of-pocket costs associated with this audit. Seller shall reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit, which will include verbal requests for information regarding internal controls and follow-up questions on the financial information provided to the Purchaser. In addition, Seller agrees to provide to Purchaser or any affiliate of Purchaser, if requested by such auditor, historical financial statements for the Property, including (without limitation) income and balance sheet data for the Property, whether required before or after Closing for up to two (2) fiscal years prior to Closing. Seller’s obligation to maintain its records for use under this Section 9.22 shall survive Closing for a period of eighty (80) days.

SECTION 10. ESCROW PROVISIONS

10.1 The Deposit shall be held in escrow by the Escrow Agent until the earliest of (a) the Closing, on which date the Deposit shall be released to Seller; (b) ten (10) days after the Escrow Agent shall have delivered to the non-sending party a copy of the notice sent by Seller or Purchaser stating that this Agreement has been terminated and that the party so notifying the Escrow Agent is entitled to the Deposit, following which period the Deposit shall be (i) delivered to Seller, in the case of a notice from Seller stating that Seller is entitled to the Deposit, or (ii) delivered to Purchaser, in the case of a notice from Purchaser stating that Purchaser is entitled to the Deposit; provided, in each case, however, that within such ten (10) day period the Escrow Agent does not receive either a notice containing contrary instructions from the other party hereto or a court order restraining the release of all or any portion of the Deposit; or (c) a joint notice executed by Seller and Purchaser is received by the Escrow Agent, in which event the Escrow Agent shall release the Deposit in accordance with the instructions therein contained. The Escrow Agent shall reasonably promptly deliver a duplicate copy of any notice received by it in its capacity as Escrow Agent to Seller and Purchaser.

10.2 The Deposit shall be held by the Escrow Agent in a separate interest-bearing money market or bank account at JPMorgan Chase. The Deposit may be invested on behalf of Seller or Purchaser; provided that any direction to the Escrow Agent for such investment shall be in writing and a completed, signed W-9 Form accompanies it. The Escrow Agent is not to be held responsible for the loss of principal or interest on any investment made pursuant to the aforesaid instruction or in the redemption thereof, or for levies by taxing authorities based upon the taxpayer identification number used to establish this interest bearing account. If the Closing occurs, the Deposit shall be paid to Seller and applied to the Purchase Price. In the event that there is no Closing hereunder and the Deposit is to be paid to Seller pursuant to the terms of this Agreement, such payment shall be made to Seller, otherwise, the Deposit shall be paid to Purchaser.

10.3 In the event that (i) the Escrow Agent shall have received a notice containing contrary instructions or a court order as provided for in Section 10.1 hereof and within the time therein prescribed, or (ii) any other disagreement or dispute shall arise between the parties hereto resulting in adverse claims or demands being made for the Deposit, whether or not litigation has been instituted, then and in any such event the Escrow Agent shall refuse to comply with any claims or demands on it and continue to hold the Deposit until the Escrow Agent receives either (a) a written notice signed by both Seller and Purchaser directing the disposition of the Deposit, or (b) a final order of a court of competent jurisdiction, entered in a proceeding in which Seller, Purchaser and the Escrow Agent are named as parties, directing the disposition of the Deposit, in either of which events the Escrow Agent shall then dispose of the Deposit in accordance with said direction. The Escrow Agent shall not be or become liable in any way to any person or entity for its refusal to comply with any such claims or demands until and unless it has received a direction of the nature described in (a) or (b) above. Upon the taking by the Escrow Agent of any of the actions described in (a) and (b) above, the Escrow Agent shall be released of and from all liability hereunder. Notwithstanding the foregoing provisions of this Section 10.3, the Escrow Agent shall have the following right in the circumstances described in subdivision (i) or (ii) above: (y) if the Escrow Agent shall have received a written notice signed by either Seller or Purchaser advising that litigation between Seller and Purchaser over entitlement to the Deposit or any portion thereof has been commenced, the Escrow Agent may, on written notice to Seller and Purchaser, deposit the Deposit with the clerk of the court in which such litigation is pending, or (z) the Escrow Agent may, on written notice to Seller and Purchaser, take such affirmative steps as it may, at its option, elect in order to terminate its duties as escrow agent hereunder, including, but not limited to, the deposit of the Deposit with a court of competent jurisdiction and the commencement of an action in interpleader. Upon the taking by Escrow Agent of either of the actions described in (y) or (z) above, the Escrow Agent shall be released of and from all liability hereunder except for any previous willful misconduct or gross negligence.

10.4 The Escrow Agent shall not be liable for any error in judgment or for any act done or omitted by it in good faith, or for any mistake of fact or law and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document in good faith believed by the Escrow Agent to be genuine and is released and exculpated from all liability hereunder except as aforesaid or for willful misconduct or gross negligence. The sole responsibility of the Escrow Agent hereunder shall be to hold and release the Deposit in accordance with the provisions of this Agreement. The Escrow Agent shall be entitled to consult with counsel in connection with its duties hereunder. The Escrow Agent has executed this Agreement solely to confirm that it is holding and will hold the Deposit in escrow pursuant to the provisions of this Section 10 and for no other purpose.

FARRINGTON LAKE APARTMENTS NF L.P.

By:	SAP IV SH NF L.L.C., its general partner

	By:	SAP IV MANAGER INC., its manager
	By:	/s/ Michael Katz
	Name:	Michael Katz
	Title	Co-President

RRE OPPORTUNITY OP II, LP

By:	Resource Real Estate Opportunity REIT II,
Inc., its general partner

By:	/s/ Kevin Finkel
Name:	Kevin Finkel
Title	President

The undersigned Escrow Agent hereby acknowledges receipt of the Deposit and a copy of this Agreement, and agrees to hold and dispose of the Deposit in accordance with the provisions of this Agreement.

ESCROW AGENT:

Fidelity National Title Insurance Company

By:	/s/ James Leik
Its:	Vice President

Date of Execution by Escrow Agent:

April 21, 2015

SCHEDULE 1

ITEMS TO BE DELIVERED TO

THE EXTENT IN SELLER’S POSSESSION

(1) Monthly income statements for the Property beginning December 2013 and through date of sale;

(2) Monthly bank statements for the Property beginning December 2013 through date of sale;

(3) Reconciliations to aforementioned bank statements;

(4) Monthly rent rolls for December 2013 through month of sale;

(5) Trial Balances for the years ended 2013, 2014 and last date the seller owns the Property;

(6) Balance Sheet at 12/31/13, 12/31/14, and the last month the seller owns the Property;

(7) Account payable and account receivable detail listing/aging reports at 12/31/13, 12/31/14 and date of sale;

(8) Check registers and payables registers for January 2014, February 2014, January 2015, and February 2015;

(9) Copy of management agreement;

(10) General Ledger for 2013 and 2014;

(11) Copies of all insurance invoices for past 12 months;

(12) Copies of all real estate tax bills for 2013 and 2014 as well as any assessments or tax bills for 2015;

(13) Contact person at the property management company with whom the auditors can discuss internal control procedures and walkthrough information;

(14) Standard Lease form with respect to the Property;

(15) Copies of all property utility bills for past 12 months;

(16) Copies of all utility contracts if applicable;

(17) On-site access to make copies and/or review the Tenant Leases including any and all modifications, supplements or amendments thereto and all tenant lease files;

(18) Current resident ledger report as well as a report on the date of sale;

(19) Current notices to vacate report;

(20) A schedule of all tenant deposits in the form customarily utilized by Seller;

(21) Contracts relating to the maintenance and operation of the Property and access at the Property to all maintenance and service logs for the Property;

(22) Copy of Phase I report (Draft) prepared by LandAmerica Assessment Corporation Dec. 21, 2005 (the “Existing Phase I Report”);

(23) Insurance loss runs during the period of Seller’s ownership of the Property;

(24) Most recent elevation certificates (if available);

(25) To the extent available, copies of all guaranties or warranties currently in effect related to the roof or any structure or operating system at the Property;

(26) A list of employee units and model/office units, and employee rental and discount information;

(27) A schedule of capital improvements completed during the period of Seller’s ownership;

(28) Documentation related to eviction activity for the past 12 months as well as the status of all evictions currently in process;

(29) List of all personal property to be conveyed with the Property;

(30) To the extent available, the most recent tax, license fee and permit bills and copies of all such licenses and permits, including the certificates of occupancy;

(31) List of current employees of the Property;

(32) All engineering studies, environmental reports, termite inspections or warranties, to the extent available and in the Seller’s possession, which relate to its Property and were prepared for such Seller by third parties;

(33) The Seller’s ACM plan, lead in water O&M, and other O&M plans, if any.

(34) The most recent Title and Survey in Seller’s possession, which relate to its Property and were prepared for such Seller by third parties;

(35) Monthly occupancy and turnover percentages for 2013, 2014, and 2015;

(36) Summary of bad debt written-off in 2013, 2014, and 2015;

(37) Copies of tenant utility billing reports (RUBS) for the past 12 months, if applicable.

SCHEDULE 2

TITLE EXCEPTIONS

1. Exceptions and exclusions to coverage set forth in the owner’s title insurance policy issued by Chicago Title Insurance Policy No: 34-106-05-0043021 dated February 2, 2006, and any additional easements, covenants, agreements and restrictions of record provided same would not constitute a Material Title Defect.

2. Any state of facts shown on the Survey.

2. All encumbrances caused by acts or omissions of Purchaser.

EXHIBIT A

LEGAL DESCRIPTION OF LAND

EXHIBIT A
LEGAL DESCRIPTION OF LAND
EXHIBIT “A”
CH05-0025162
(Page 1 of 2)
Summit Hill Apartments (PHASE 1)
BEGINNING at an existing iron pipe in the eastern margin of the right-of- way of Farringdon Road (S.R. 1110) (90’ public right-of-way), said existing iron pipe being located the following two (2) courses and distance from the intersection of the center line of the right-of-way of Farringdon Road and the right-of-way of Farmington Drive: (1)N. 11-11-12 E. 226.52 feet to an existing iron pipe; and () N. 58-46-35 E. 24.36 feet to an existing iron pipe located in the boundary line of the property of Dolphin Associates (now or formerly) as described in Deed Book 1202, Page 254 in the Durham County Public Registry (hereinafter the “Registry”), the point and place of BEGINNING; thence, with and along the boundary line of the property of Dolphin Associates, the following two (2) courses and distances: (1) N.58-46-35 e 893.10 Feet to an existing iron pipe; and (2) N. 29-19-07 W, 67.25 feet to a concrete monument in the southwestern margin of the right-of-way of Interstate 40 (variable width controlled access right-of-way); thence, with and along the southwestern margin of the right-of-way of Interstate 40, the following six(6) courses and distances: (1) S. 49-16-19 E. 260.72 feet to a concrete monument; (2) S/ 78-37-31 E. 4.24 feet to a concrete monument; (3) S. 48-28-51 E. 195.26 feet to a concrete monument; (4) S. 45-34-45 E. 102.89 feet to a concrete monument; (5) S. 42-27-12 E. 195.07 feet to a concrete monument (6) S. 43-10-30 E. 82.07 feet to an existing iron pipe; thence S. 32-55-25 W. 230.70 feet to an existing iron pipe; thence N. 67-40-03 W. 140.00 feet to an existing iron pipe; thence S. 45-19-57 W. 300.00 feet to an existing iron pipe; thence N S. 85-40-48 W. 459.95 feet to an existing iron pipe; thence S. 50-30-48 W.190.00 feet to an existing iron pipe; thence S.84-08-36 W. 334.11 feet to an existing iron pipe in the eastern margin of the right-of-way of Farrington Road; thence, with and along the eastern margin of the right-of-way of Farrington Road, the following two (2) courses and distances: (1) with the arc of the circular curve to the right having a radius o f 1003.85 feet, an arc length of 86.90 feet and chord bearing and distance of N. 01-05-46 E. 86.88 feet to an existing iron pipe; and (2) N. 03-34-34 E. 447.50 feet to an existing iron pipe, the point and place of BEGINNING, containing 19.47 acres, more or less, as shown on a ALTA/ACSM Land Title Survey of Summit Hill Apartments prepared by the John R. McAdams Company Inc., Jerry W. Davis, NCRLS, dated November 19, 1998, and revised December 10, 1998.

EXHIBIT “A” continued
CH05-0025162
(Page 2 of 2)
Summit Hill Apartments (PHASE 2)
BEGINNING at an existing iron pipe in the eastern margin of the right-of-way of Farrington Road (S.R. 1110) (90’ public right-of-way), said point being located the following four (4) courses and distances from the intersection of the center line of the right-of-way of Farington Road and the right-of-way of Farrington Drive: (1) N. 11-11-12 E.226.52 feet to an existing iron pipe; (2) N. 58-46-35 E 24.36 feet to an existing iron pipe; (3) S. 03-04-34-34 W. 447.50 feet to an existing iron pipe; and (4) with the arc of the circular curve to the left having a radius of 1003.85 feet, an arc length of 86.90 feet and chord bearing and distance of S.01-05-46 W. 86.88 feet to an existing iron pipe, the point and place of BEGINNING; thence N. 84-08-36 E. 334.11 feet to an existing iron pipe; feet to an existing iron pipe; thence N. 50-30-48 E. 190.00 feet to an existing iron pipe; thence N.45-19-57E. 300.00 feet to an existing iron pipe; thence S. 67-40-03 E. 140.00 feet to an existing iron pipe in the southwestern margin of the right-of-way of Interstate 40 (variable width controlled access right-of-way); thence, with and along the southwestern margin of the right-of-way of Interstate 40, the following six (6) courses and distances: (1) S. 45-14-36 E. 61.69 feet to a concrete monument; (2) S. 52-55-48 E. 350.91 feet to a iron pipe set; and (6) S. 42-16-27 E. 256.90 feet to an iron pipe set, a corner of the property of City of Durham (now or formerly) as described in Deed Book 334, page 693 in the Registry; thence, with and along the boundary line of the property of the City of Durham, the following two (2) courses and distances: (1) N. 87-03-41 W. 1483.18 feet to an existing iron pipe; and (2) S. 78-44-32 W. 660.15 feet to an existing iron pipe in the eastern margin of the right-of-way of Farrington Road, the following two (2) courses and distances: (1) N. 19-53-13 W 23 57 feet to an existing iron pipe; and (2) with courses and distance : (1) N. 19-53-13. W. 23.57 feet to an existing iron pipe and two (2) with the arc of the circular curve to the right, having a radius of 1003.85 feet an arc length of 324.18 feet and a chord bearing and distance of N. 10-38-11 W. 322.77 feet to an existing iron pipe, the point and place of BEGINNING, containing 19.52 acres, more or less, as shown on a ALTA/ACSM Land Title Survey of Summit Hill Apartments prepared by the John R. McAdams Company Inc., Jerry W. Davis, NCRLS, dated November 19, 1998, and revised December 10, 1998.

EXHIBIT B

DEED

Deed with no covenants.

EXHIBIT C

FORM OF ASSIGNMENT

ASSIGNMENT AND ASSUMPTION OF SERVICE AGREEMENTS, WARRANTIES, LEASES AND OTHER INTANGIBLE PROPERTY

                                         (“Assignor”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has Granted, Sold, Assigned, Transferred, Conveyed, and Delivered and by these presents does Grant, Sell, Assign, Transfer, Convey and Deliver unto                             , a                             (“Assignee”), all of Assignor’s rights, title, and interests in and to the following items arising or used in connection with the improved property situated on the land in the                     County, State of                     more particularly described on Exhibit A attached hereto and made a part hereof (hereinafter called the “Property”):

(a) Any leases for space in the Property (the “Leases”), together with refundable security and other deposits owned or held by Assignor pursuant to the Leases, and any and all claims against tenants under the Leases for past due rents or otherwise, which Lease security deposits and claims are described on Exhibit B attached hereto;

(b) The assignable service or maintenance Agreements relating to the maintenance and operation of the Property (the “Service Agreements”) attached hereto as Exhibit C;

(c) Any assignable warranties and guaranties relating to the Property or any portion thereof (collectively, the “Warranties”); and

(d) Any other intangible property related to the Property or otherwise used in connection with Seller’s maintenance and operation of the Property.

Assignor and Assignee hereby covenant and agree as follows:

(i) Assignee accepts the aforesaid assignment and Assignee assumes and agrees to be bound by and timely perform, observe, discharge, and otherwise comply with each and every one of the agreements, duties, obligations, covenants and undertakings upon the lessor’s part to be kept and performed under the Leases and any obligations of Assignor under the Service Agreements, from and after the date hereof.

(ii) Neither this Assignment nor any term, provision, or condition hereof may be changed, amended or modified, and no obligation, duty or liability of any party hereby may be released, discharged or waived, except in a writing signed by all parties hereto. Except to the extent expressly set forth in this Assignment, Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to the Property, Leases, Service Agreements or Warranties.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment of Service Agreements, Warranties and Leases effective as of the     day of         , 20    .

Assignor:

,
a

By:
Its:

Assignee:

a

By:
Its:

EXHIBIT C-1

BILL OF SALE

Seller,                                         , a                             , in consideration of Ten and No/100 Dollars ($10.00), receipt of which is hereby acknowledged, does hereby sell, assign, transfer and set over to                     (the “Purchaser”), the following described personal property, to wit:

All of the furniture, fixtures, equipment, machines, apparatus, supplies and personal property, of every nature and description, if any, now owned by Seller and located in or on the real estate commonly known as “                                         ”,          County,             , which real estate is legally described on Exhibit “A” attached hereto but excepting therefrom the following: (a) any fixtures, furniture, furnishings, equipment or personal property, if any, of tenants occupying the improvements situated on the real estate; (b) any fixtures, furniture, furnishings, equipment or personal property, if any, owned by the property manager at the real estate; and (c) fixtures, equipment, and machines, if any, leased by Seller under any agreements.

This transfer is made without representation, warranty or guaranty by, or recourse against, Seller of any kind whatsoever.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be signed and sealed in its name by its officers thereunto duly authorized this      day of         , 2015.

a corporation

By:
Its

[EXHIBIT “A” WILL BE LEGAL DESCRIPTION ATTACHED TO AGREEMENT]

EXHIBIT D

FORM OF FIRPTA AFFIDAVIT

TRANSFEROR’S CERTIFICATION OF NON-FOREIGN STATUS

To inform                                                              , a                     (“Transferee”), that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended (collectively, the “Code”), will not be required for transfer of certain real property to Transferee by                             , (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1. Transferor is not a foreign person, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

2. Transferor’s U.S. taxpayer identification number is as follows:                             . Transferor is not a “disregarded entity” as defined in 26 CFR Section 1:1445-2(b)(2)(iii).

3. Transferor’s office address is as follows:

Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Transferor understands that Transferee is relying on this Certification in determining whether withholding is required upon said transfer.

Under penalty of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Date:                     , 2015

TRANSFEROR:

By:
Its:

EXHIBIT E

FORM OF TENANT NOTICE

            , 2015

This is to notify you that                                         , a             (“Seller”), has sold its interest in the property described above and in connection therewith has assigned its interest as landlord under your lease to                                         , a                             (“Buyer”).

You are further notified that any refundable security deposits or any prepaid rents under your lease have been transferred to Buyer.

Commencing as of the date hereof all rental payments under your lease shall be paid to Buyer or as Buyer shall direct.

Any written notices you desire or are required to make to the landlord under your lease should hereafter be sent to Buyer at the address to be provided by Buyer.

Very truly yours,

SELLER:

,
a

By:
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EXHIBIT F

LEAD WARNING STATEMENT

Every purchaser of any interest in residential real property on which a residential dwelling was built prior to 1978 is notified that such property may present exposure to lead from lead-based paint that may place young children at risk of developing lead poisoning. Lead poisoning in young children may produce permanent neurological damage, including, learning disabilities, reduced intelligence quotient, behavioral problems and impaired memory. Lead poisoning also poses a particular risk to pregnant women. The seller of any interest in residential real property is required to provide the purchaser with any information on lead–based paint hazards from risk assessments or inspections in the Seller’s possession and notify the purchaser of any known lead-based paint hazards. A risk assessment or inspection for possible lead-based paint hazards is recommended prior to purchase.

EXHIBIT G

Information for Real Estate 1099-S Report Filing

as Required by the Internal Revenue Service

Section 6045 of the Internal Revenue Code, as amended, by the Tax Reform Act of 1986, requires the reporting of certain information on every real estate transaction. From the information you provide below, a Form 1099-S will be produced, and a copy of it will be furnished to you no later than January 31 of the next year and to the I.R.S. no later than February 28 of the next year.

Seller’s Taxpayer ID Number:

Taxpayer ID Type:	Business	X
Individual

ENTITY SELLER(S) NAMES(S):

MAILING ADDRESS of Seller(s):

Street: c/o Sterling American Property, Inc., 111 Great Neck Road, Suite 408

City: Great Neck	State: New York	Zip Code: 11021

TRANSACTION INFORMATION

Closing Date (MMDDYY):                                     Gross Proceeds:             $

Address or legal description of Property:

DATE:

SELLER:

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SECTION 8.	FUTURE OPERATIONS	18
8.1	Maintenance and Service Contracts	18
8.2	Leasing	19

SECTION 9.	MISCELLANEOUS	19
9.1	Notices	19
9.2	Real Estate Commissions	21
9.3	Entire Agreement	21
9.4	Amendment	21
9.5	Headings	21
9.6	Time of Essence	21
9.7	Successors and Assigns; Assignment	21
9.8	Invalid Provision	22
9.9	Attorneys’ Fees	22
9.10	Multiple Counterparts	22
9.11	Exhibits	22
9.12	Construction	22
9.13	No Recordation	22
9.14	Merger Provision	22
9.15	Jury Waiver	23
9.16	Intentionally Omitted	23
9.17	No Personal Liability of Officers, Directors, Etc. of Seller	23
9.18	Choice of Law; Submission to Jurisdiction	23
9.19	Compliance with Residential Lead-Based Paint Hazard Reduction Act of 1992	23
9.20	Non-Solicitation of Employees	24

SECTION 10.	ESCROW PROVISIONS	25
10.1		25
10.2		25
10.3		25
10.4		26

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